Exhibit 99.1

Kopin Corporation Reports Financial Results for the Second Quarter 2023

  Second quarter revenues of $10.5 million
  Third consecutive quarter of positive book-to-bill
  Second quarter net loss included $3.3 million of non-cash loss on equity investments
  Partnered with MIT’s CSAIL Artificial Intelligence Development Lab

WESTBOROUGH, Mass.--(BUSINESS WIRE)--August 10, 2023--Kopin Corporation ("Kopin" or "the Company") (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the second quarter ended July 1, 2023.

"The second quarter of 2023 showed continued progress on our strategy to reset the course and focus within Kopin," said Michael Murray, Kopin's Chief Executive Officer. "The dedication of our team, the improvements in our manufacturing processes and equipment have allowed Kopin to maintain a high ratio of on-time and in-full delivery. I’m proud to announce an additional benefit of greater customer satisfaction: our second quarter of 2023 saw our third consecutive quarter of positive book to bill ratio. In addition, with our recently announced $12.8 million follow-on order from a strategic customer, our third quarter bookings are off to a fantastic start. The increased size of this order is a direct result of our intense focus on improved customer engagement, quality, and timeliness.

"We continue to make progress on disciplined cost controls on the business. We strategically reduced research & development ('R&D') expenses and normalized selling, general and administration expenses ('SG&A') excluding higher than typical legal costs in the quarter due to trademarking, patenting, and an ongoing litigation. We are encouraged to see the benefits of these efforts as more revenues find their way to the bottom line. We remain slightly ahead of our goals on our strategic initiatives, which are the bedrock for significant and sustainable revenue and profitable growth in 2024.

Mr. Murray concluded: "Looking ahead, we have significantly increased order cover, at improved gross margins due to price increases negotiated with several key customers. We continue to focus on driving new customer design activities to fuel our future product pipeline and growth. The increased demand for Kopin’s technologies is driven by the need for advanced augmentation and visualization of the analog and digital environments. In the second quarter, we joined MIT’s CSAIL program to better align with cutting edge Artificial Intelligence focused on solving visual and human-centric issues with augmented and virtual systems. Indeed, we believe Kopin is well positioned to deliver exciting new technologies, revenues and long term sustainable growth."

Second Quarter Financial Results

Total revenues for the second quarter ended July 1, 2023, were $10.5 million, compared to $11.9 million for the second quarter ended June 25, 2022, a 12% decrease. Product revenues for the second quarter ended July 1, 2023, were $6.0 million, compared to $9.0 million for the second quarter ended June 25, 2022. The decrease in product revenues was a result of lower defense product revenues, which decreased by $2.0 million or 28% year over year, and industrial product revenues, which decreased by $0.7 million or 43%, year over year. We believe industrial product revenues were lower due to less demand from China. In the second quarter of 2023, funded research and development revenues increased by $1.1 million or 39% due to increased funding for display systems initially used in defense programs.

Cost of Product Revenues for the second quarter of 2023 was $5.7 million, or 95% of net product revenues, compared with $7.9 million, or 88% of net product revenues, for the second quarter of 2022. The increase in cost of product revenues as a percent of product revenues was the result of lower efficiencies from reduced product sales volumes as well as a year over year increase in non-cash stock compensation cost of $415,000. Excluding the increase in stock compensation cost, Cost of Product Revenues would have been 88% of net product revenue.

R&D expenses for the second quarter of 2023 were $3.1 million compared to $5.1 million for the second quarter of 2022, a 39% decrease year over year. The decrease in R&D expense is attributable to some customer-funded programs transitioning to production and a reduction of OLED development costs due to the first quarter of 2023 spinout of certain OLED development to Lightning Silicon.

SG&A expenses were $6.5 million for the second quarter of 2023, compared to $4.3 million for the second quarter of 2022. The increase was primarily due to legal expenses of approximately $2.4 million for the second quarter of 2023 as compared to approximately $0.2 million for the second quarter of 2022, and bad debt expense of approximately $0.3 million for the second quarter of 2023 as compared to bad debt recoveries of approximately $0.2 million for the second quarter of 2022.

Other income and expense in the second quarter of 2023 included $3.3 million of non-cash impairment losses on equity investments.

Net Loss Attributable to Kopin for the second quarter of 2023 was ($8.2) million, or ($0.07) per share, compared with Net Loss Attributable to Kopin of ($5.6) million, or ($0.06) per share, for the second quarter of 2022.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended July 1, 2023, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin management will host the conference call, followed by a question and answer session.

Date: Thursday, August 10, 2023
Time: 4:30 PM Eastern Time (1:30 PM Pacific Time)
U.S. dial-in number: 877-407-9716
International number: 201-493-6779
Webcast: Q2 2023 Webcast Link

The Company will also provide a link at https://www.kopin.com/investor-overview/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through August 17, 2023.

Toll-free replay number: 844-512-2921
International replay number: 412-317-6671
Replay passcode: 13740545

About Kopin

Kopin Corporation is a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products. Our products are used for soldier, avionic, armored vehicle, and training & simulation defense applications; industrial, public safety and medical headsets; 3D optical inspection systems; and consumer augmented reality (“AR”) and virtual reality (“VR”) wearable headsets systems. For more information, please visit Kopin’s website at www.kopin.com.

Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “benefit,” “believe,” “can,” “continue,” “estimate,” “encourage,” “deliver,” “growth,” “increase,” “position,” “positive,” “progress,” “reduce,” “result,” “significant,” “sustainable,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements include statements with respect to our belief that our third quarter bookings are off to a fantastic start; our belief that we remain slightly ahead of our goals on our strategic initiatives; our belief that our significant and increased order cover will be at improved gross margins; our belief that the increased demand for Kopin’s technologies is driven by the need for advanced augmentation and visualization of the analog and digital environments; our belief Kopin is well positioned to deliver innovations that enable these markets and return value to our customers, society, and our internal and external stakeholders; our belief that industrial product revenues were lower due to less demand from China. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in our Annual Report on Form 10-K, or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	July 1, 2023	December 31, 2022
ASSETS
Current assets:
Cash and marketable securities	$25,669,801	$12,647,656
Accounts receivable, net	6,171,241	6,537,891
Inventory	7,878,018	6,426,400
Contract assets and unbilled receivables	4,108,406	4,068,364
Prepaid and other current assets	2,093,588	1,180,362

Total current assets	45,921,054	30,860,673

Plant and equipment, net	1,800,346	1,831,641
Operating lease right-of-use assets	2,847,836	3,168,520
Equity investments	4,626,081	7,721,206
Other assets	169,132	170,132

Total assets	$55,364,449	$43,752,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,506,987	$5,438,980
Accrued expenses	6,509,620	6,817,485
Customer deposits	78,883	-
Deferred tax liabilities	462,985	482,739
Contract liabilities and billings in excess of revenue earned	554,967	930,500
Operating lease liabilities	796,073	786,928

Total current liabilities	14,909,515	14,456,632

Other long term liabilities	2,345,943	2,728,042
Operating lease liabilities, net of current portion	2,182,886	2,576,883

Total Kopin Corporation stockholders' equity	35,926,105	24,163,297
Noncontrolling interest	-	(172,682)
Total stockholders' equity	35,926,105	23,990,615
Total liabilities and stockholders' equity	$55,364,449	$43,752,172

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Revenues:
Net product revenues	$6,011,393	$9,003,658	$13,666,109	$15,511,186
Research and development	3,884,225	2,806,109	6,780,676	7,714,142
Other revenues	564,238	99,265	771,262	262,126
	10,459,856	11,909,032	21,218,047	23,487,454
Expenses:
Cost of product revenues	5,697,063	7,906,250	12,321,164	15,689,129
Research and development	3,132,259	5,145,375	5,444,476	10,553,988
Selling, general and administration	6,466,120	4,327,468	11,114,250	8,792,016
	15,295,442	17,379,093	28,879,890	35,035,133

Loss from operations	(4,835,586)	(5,470,061)	(7,661,843)	(11,547,679)

Other (expense) income	(3,305,793)	(141,128)	(3,069,091)	4,599,826

Loss before provision for income taxes and net loss from noncontrolling interest	(8,141,379)	(5,611,189)	(10,730,934)	(6,947,853)

Tax provision	(39,000)	(36,000)	(78,000)	(72,000)

Net loss	(8,180,379)	(5,647,189)	(10,808,934)	(7,019,853)

Net loss attributable to noncontrolling interest	-	257	-	280

Net loss attributable to Kopin Corporation	$(8,180,379)	$(5,646,932)	$(10,808,934)	$(7,019,573)

Net loss per share:
Basic and diluted	$(0.07)	$(0.06)	$(0.10)	$(0.08)

Weighted average number of common shares outstanding:
Basic and diluted	109,911,244	90,300,999	107,473,813	90,211,742

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Display Revenues by Category (in millions)
Defense	$5.1	$7.1	$11.5	$11.8
Industrial/Enterprise	0.9	1.6	1.8	3.2
Consumer	0.1	0.3	0.4	0.5
R&D	3.9	2.8	6.8	7.7
License and Royalties	0.5	0.1	0.7	0.3
Total	$10.5	$11.9	$21.2	$23.5

Stock-Based Compensation Expense
Cost of product revenues	$427,000	$12,000	$453,000	$78,000
Research and development	322,000	108,000	339,000	256,000
Selling, general and administrative	442,000	297,000	593,000	739,000
	$1,191,000	$417,000	$1,385,000	$1,073,000

Other Financial Information
Depreciation and amortization	$163,000	$267,000	$388,000	$535,000

Contacts

For Investor Relations
Kopin Corporation
Richard Sneider
Treasurer and Chief Financial Officer
rsneider@kopin.com

MZ Contact
Brian M. Prenoveau, CFA
MZ Group – MZ North America
KOPN@mzgroup.us
+561 489 5315